Exhibit 99.2

Nerdy Announces Fourth Quarter 2025 Financial Results

Nerdy returns to year-over-year revenue growth and delivers positive non-GAAP Adjusted EBITDA in Q4 2025, beating guidance on both metrics and demonstrating significant structural improvement in the Company’s cost structure.

Nerdy completes replatforming and launch of its Live+AI™ platform using AI-native coding during the fourth quarter, providing the Company with significant momentum as we enter 2026.

St. Louis, February 26, 2026 – Nerdy Inc. (NYSE: NRDY) today announced financial results for the fourth quarter and year ended December 31, 2025.

“In the fourth quarter, we returned to year-over-year revenue growth and delivered positive non-GAAP adjusted EBITDA, beating the top end of our guidance range for both metrics. We drove over 1,400 basis points of improvement in non-GAAP adjusted EBITDA margins year-over-year, demonstrating significant operating leverage” said Chuck Cohn, Founder, Chairman and CEO of Nerdy. “In 2026, we’re focused on leveraging AI to deliver personalized learning experiences and make our expert tutors even more effective, growing our active member base, and delivering sustainable profitability.”

Please visit the Nerdy investor relations website https://www.nerdy.com/investors to view the Nerdy Q4 Shareholder Letter on the Quarterly Results Page.

Fourth Quarter Financial Highlights:

Revenue Returns to Year-Over-Year Growth, Beating Top End of Guidance Range – In the fourth quarter, Nerdy delivered its third consecutive quarter of sequential improvement in year-over-year growth rates, culminating in a return to positive revenue growth for the first time since the second quarter of 2024. Revenue of $49.1 million, was above our guidance range of $45 to $47 million, and represented an increase of 2% year-over-year from $48.0 million during the same period in 2024. Revenue increased when compared to the prior year period due to both higher Consumer and Institutional revenue. Within Consumer revenue, Learning Membership revenue in the fourth quarter of 2025 increased 6% year-over-year, which was partially offset by a specific state-funded program ($2.0 million for the three months ended December 31, 2024) that did not recur in 2025. The current year period was positively impacted by higher ARPM in our Consumer business as a result of a mix shift to higher frequency Learning Memberships and price increases for new Consumer customers enacted during the first quarter of 2025, coupled with higher retention in newer cohorts due primarily to improvements in the user experience and investments in Expert pay and incentives.

Consumer Learning Memberships – Fourth quarter Learning Membership revenue increased 6% year-over-year. Revenue recognized in the fourth quarter from Learning Memberships was $41.6 million and represented 85% of total Company revenue. As of December 31, 2025, there were 33.2 thousand Active Members, and ARPM was $364, which represented a 21% increase year-over-year. During the fourth quarter, we completed the roll out of our new Learner and Expert user experiences that we believe will drive retention improvements and further accelerate growth.

Institutional Strategy – Institutional delivered revenue of $7.2 million, an increase of 6% year-over-year that represented 14% of total Company revenue during the fourth quarter. Varsity Tutors for Schools executed 56 contracts, yielding quarterly bookings of $4.1 million, a decrease of 11% year-over-year. In our Institutional business, revenues and bookings continue to be impacted by federal and state funding delays and the related impact to high-dosage tutoring contracting and program start dates.

Gross Margin Continues to Expand – Gross margin (excluding a charge for the abandonment of capitalized internal-use software) was 66.8% for the three months ended December 31, 2025, compared to a gross margin of 66.6% during the comparable period in 2024. For the third consecutive quarter, gross margin improved sequentially quarter-over-quarter as gross margin (excluding a charge for the abandonment of capitalized internal-use software) for the three months ended December 31, 2025 increased approximately 380 basis points when compared to the third quarter of 2025. The continued expansion in gross margin was primarily a result of a mix shift to higher frequency Learning Memberships coupled with price increases for new Consumer customers enacted during the first quarter of 2025. These impacts were partially offset by investments in Expert pay and incentives. During the fourth quarter, tutor incentives continued to deliver faster time to the first session, more sessions in the first 30 days, lower tutor replacement rates, and higher retention – all of which should continue to strengthen our business over the long-term. We expect gross margin improvement to continue into 2026 as the mix of our Consumer revenue continues to shift into higher frequency and higher priced Learning Memberships, and as we are able to better optimize tutoring incentives.

Nerdy Delivers Positive Adjusted EBITDA, Beating Top End of Guidance Range – Net loss was $14.0 million in the fourth quarter versus a net loss of $15.8 million during the same period in 2024. Excluding non-cash stock compensation expenses and a charge for the abandonment of capitalized internal-use software, which were treated as an adjustment for non-GAAP measures, non-GAAP adjusted net loss was $0.4 million for the fourth quarter of 2025 compared to a non-GAAP adjusted net loss of $7.0 million in the fourth quarter of 2024. We reported non-GAAP adjusted EBITDA of positive $1.3 million for the fourth quarter of 2025, beating our guidance of negative $2.0 million to breakeven. This compares to a non-GAAP adjusted EBITDA loss of $5.5 million in the same period one year ago. Non-GAAP adjusted EBITDA outperformance relative to guidance and the prior year fourth quarter period was driven by revenue and gross margin outperformance, coupled with efficiency improvements across every single P&L line item in the fourth quarter as non-GAAP adjusted EBITDA margin improved over 1,400 basis points year-over-year clearly demonstrating the significant overall improvement in the Company’s cost structure.

Liquidity and Capital Resources – As of December 31, 2025, the Company’s principal sources of liquidity were cash and cash equivalents of $47.9 million. With our cash on hand and the funding available under our term loan, we believe we have ample liquidity to fund the business and pursue growth initiatives.

First Quarter and Full Year 2026 Outlook: Today, we are introducing first quarter and full year 2026 guidance.

-	Revenue Guidance: For the first quarter of 2026, we expect revenue in the range of $46-$48 million. For the full year of 2026, we expect revenue in the range of $180-$190 million.

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Non-GAAP Adjusted EBITDA Guidance: For the first quarter and for the full year of 2026, we expect non-GAAP adjusted EBITDA to be approximately breakeven. These targets represent a non-GAAP adjusted EBITDA margin improvement of over 1,000 basis points for the full year when compared to 2025, extending the strong operating discipline we delivered in the fourth quarter while continuing to make targeted investments in growth and the Learner experience.

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Liquidity and Capital Resources: We expect to end the year with $40-45 million of cash, inclusive of the current $20 million funded under the new term loan. We believe we have ample liquidity to fund the business and pursue growth initiatives.

Webcast and Earnings Conference Call

Nerdy’s management will host a conference call to discuss its financial results on Thursday, February 26, 2026 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-470-1428. International callers can dial 1-404-975-4839. The Access Code is 541162.

A live webcast of the call will also be available on Nerdy’s investor relations website at https://www.nerdy.com/investors. A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until March 5, 2026 by dialing 1-866-813-9403 from the U.S. or 1-929-458-6194 from all other locations, and entering the Access Code: 697628.

About Nerdy Inc.

Nerdy (NYSE: NRDY) operates a next-generation live tutoring and intervention platform that leverages the power of human expertise with advanced artificial intelligence (“AI”) to personalize learning, accelerate student achievement, and empower educators. Our mission is to transform the way people learn through technology. The Company’s purpose-built proprietary platform leverages technology, including AI, to connect learners of all ages to experts, delivering superior value on both sides of the network. Nerdy’s comprehensive learning destination provides learning experiences across thousands of subjects and multiple formats—including Learning Memberships, one-on-one instruction, small group tutoring, large format classes, and adaptive assessments. Nerdy’s flagship business, Varsity Tutors, is one of the nation’s largest platforms for live online tutoring and classes. Its solutions are available directly to students and consumers, as well as through schools and other institutions. Learn more about Nerdy at https://www.nerdy.com.

Contact

Investor Relations

investors@nerdy.com

Forward-looking Statements

All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities, including those related to revenue growth; enhancing the Learning Membership experience; AI-enabled productivity and operating leverage; the growth of our Institutional business; the sufficiency of our cash to fund future operations; and our anticipated quarterly and full year 2026 outlook; as well as statements that include the words “expect,” “plan,” “believe,” “project,” “will” and “may,” and similar statements of a future or forward-looking nature.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our offerings continue to evolve, which makes it difficult to predict our future financial and operating results; our level of indebtedness, which could adversely affect our financial condition; our operating activities may be restricted as a result of covenants related to our term loan and failure to comply with these covenants could have a material adverse effect on us; our history of net losses and negative operating cash flows, which could require us to need other sources of liquidity; risks associated with our ability to acquire and retain customers, operate, and scale up our Consumer and Institutional businesses; risks associated with our intellectual property, including claims that we infringe on a third-party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; risks associated with the development and use of artificial intelligence and related regulatory uncertainty; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our growth.

Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 26, 2026, as well as other filings that we may make from time to time with the SEC.